Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625

Key Tronic Corporation Receives Notification of Deficiency from Nasdaq
Related to Delayed Filing of Quarterly Report on Form 10-Q

Spokane Valley, WA— February 18, 2021 — Key Tronic Corporation (Nasdaq: KTCC) received on February 17, 2021 a standard notice from Nasdaq indicating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the quarter ended December 26, 2020 (the “Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission (“SEC”).

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market. Under Nasdaq’s Listing Rules, the Company has 60 calendar days from the date of the notice to submit a plan to regain compliance. If the plan is accepted by Nasdaq, then Nasdaq can grant the Company up to 180 calendar days from the due date of the Form 10-Q to regain compliance. The Company is working diligently to file its Form 10-Q within the timeline prescribed by Nasdaq.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Forward-Looking Statements: Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, those including such words as anticipates, continues, expects, intends, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this press release include, without limitation, the Company’s statements regarding its ability to file its Form 10-Q within the timeline prescribed by Nasdaq. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements including, but not limited to, the findings of the ongoing internal investigation by the Audit Committee of the Company’s Board of Directors, related actions by the SEC, accountants and other third parties, finalization of the Company’s financial statements and controls review, and factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.